Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 15, 2016

Credit Suisse AG,
Paradeplatz 8,
CH-8001 Zurich,
Switzerland.

Ladies and Gentlemen:

We are acting as United States counsel to Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), acting through its Nassau Branch, in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Securities”).  The Company filed with the U.S. Securities and Exchange Commission, on March 20, 2015, a registration statement on Form F-3 (File No. 333-202913) (as amended, the “Registration Statement”) under the U.S. Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of, among other securities, an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Securities.  The Securities are being issued under a senior indenture, dated as of March 29, 2007, as amended and supplemented by the First Supplemental Indenture, dated as of May 6, 2008, and as further amended and supplemented by the Second Supplemental Indenture, dated as of March 25, 2009 (as so amended and supplemented, the “Indenture”), between the Company (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).  In rendering this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Securities have been issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters of Swiss law, we note that you have received an opinion, dated July 15, 2016, of Homburger AG.  In rendering the foregoing opinion, we have assumed, without independent verification, that (1) the Company has been duly incorporated and is an existing corporation in good standing (to the extent applicable) under the laws of Switzerland, (2) the Indenture and the Securities have been duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned, (3) none of the entry into the Indenture by the Company, the issuance of the Securities by the Company, or the performance by the Company of its obligations under the Indenture and the Securities, violates or conflicts with any applicable Swiss law and (4) the issuance of the Securities will not result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, that the Securities have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Company’s Pricing Supplement No. ETN-19.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Note	Number of ETNs	Date of Issue

Credit Suisse X-Links Monthly Pay 2xLeveraged Mortgage REIT Exchange Traded Notes (ETNs) due July 11, 2036	1,000,000	July 15, 2016